Exhibit 99.1

www.brileyfin.com

B. Riley Financial Preliminary Fourth Quarter and Full Year 2020 Results
Significantly Exceed Prior Guidance

Forecasts Q4 Net Income of $162-$167M vs. Prior Guidance of $109-$112M,

Q4 EPS of $6.18-$6.38 vs. Prior Guidance of $4.15-$4.27,

Q4 Operating Adjusted EBITDA of $120-$125M vs. Prior Guidance of $100-$105M,

Q4 Total Adjusted EBITDA of $253-$260M vs. Prior Guidance of $175-$180M

LOS ANGELES, January 12, 2021 — B. Riley Financial, Inc. (NASDAQ: RILY) (“B. Riley” or “the Company”) today announced certain preliminary estimates for the fourth quarter and full year 2020 ending December 31, 2020.

Fourth Quarter 2020 Preliminary Results

●	Net income: $162 to $167 million; $6.18 to $6.38 per diluted share
●	Total adjusted EBITDA: $253 to $260 million
●	Operating adjusted EBITDA: $120 to $125 million

Full Year 2020 Preliminary Results

●	Net income: $196 to $201 million; $7.20 to $7.39 per diluted share
●	Total adjusted EBITDA: $399 to $407 million
●	Operating adjusted EBITDA: $305 to $310 million

“We are providing preliminary results for the fourth quarter and full year of 2020 that exceed our previously released guidance for net income by over $50 million, operating EBITDA guidance by $20 million and total EBITDA by over $70 million. Our updated estimates reflect better-than-expected operating performance and appreciation in our investment portfolio as of year-end,” said Bryant Riley, Chairman and Co-Chief Executive Officer of B. Riley Financial. “Our Capital Markets business outperformed our initial forecasts, both in terms of our operating results and investments. We expect our cash and investments balance to be approximately $1.3 billion as of year-end, with over $300 million in total cash and investments net of debt. The current momentum of our combined operating units has never been stronger, and we are increasingly excited about the opportunities ahead as we look to continue to build upon our growing platform.”

For the fourth quarter of 2020, net income attributable to the Company is expected to be within the range of $162 million and $167 million. Diluted income per common share is expected to be within the range of $6.18 to $6.38. This compares to $17.1 million and $0.59 per diluted share for the fourth quarter of 2019. The Company estimates fourth quarter total adjusted EBITDA (1) to be within the range of $253 million and $260 million and operating adjusted EBITDA (2) in the range of $120 million and $125 million.

For the full year of 2020, net income attributable to the Company is expected to be within the range of $196 million and $201 million. Diluted income per common share is expected to be within the range of $7.20 to $7.39. This compares to $81.6 million and $2.95 per diluted share for the full year of 2019, representing a year-over-year increase of approximately 140% for the lower end of the range compared to the same prior year period. Total adjusted EBITDA (1) is expected to be within the range of $399 million and $407 million, an increase of over 90% for the lower end of the range when compared with total adjusted EBITDA of $207.9 million from the same prior year period. Operating adjusted EBITDA (2) is expected to be within the range of $305 million to $310 million, a year-over-year increase of over 160% compared to $113.6 million from the prior year period.

As of December 31, 2020, the Company expects its cash and investments balance to be approximately $1.3 billion, with over $300 million in total cash and investments, net of debt (3).

These preliminary estimates are not a comprehensive statement of the Company’s financial results. Actual results for the fourth quarter and full year of 2020 may differ from these preliminary unaudited estimates as a result of the completion of the Company’s customary year-end closing, review and audit procedures and other developments arising between now and the time that its financial results are finalized.

B. Riley Financial, Inc. |  www.brileyfin.com |  NASDAQ: RILY

About B. Riley Financial

B. Riley Financial (NASDAQ: RILY) provides collaborative financial services solutions tailored to fit the capital raising, business, operational, and financial advisory needs of its clients and partners. B. Riley operates through several subsidiaries which offer a diverse range of complementary end-to-end capabilities spanning investment banking and institutional brokerage, private wealth and investment management, corporate advisory, restructuring, due diligence, forensic accounting, litigation support, appraisal and valuation, and auction and liquidation services. Certain registered affiliates of B. Riley originate and underwrite senior secured loans for asset-rich companies. B. Riley also makes proprietary investments in companies and assets with attractive return profiles. For more information about B. Riley and its affiliated companies, visit www.brileyfin.com.

Footnotes (See "Note Regarding Use of Non-GAAP Financial Measures" for further discussion of these non-GAAP terms.)

(1) Adjusted EBITDA includes earnings before interest, taxes, depreciation, amortization, restructuring costs, share-based payments, impairment of tradenames, and transaction related and other costs. For a definition of adjusted EBITDA and a reconciliation to GAAP financial measures, please see the Appendix.

(2) Operating adjusted EBITDA is defined as adjusted EBITDA excluding trading income (losses) and fair value adjustments on loans and other investment related expenses.

(3) Total cash and investments, net of debt is defined as total cash, net securities and investments, and other minus total debt.

Forward-Looking Statements

Statements in this press release that are not descriptions of historical facts are forward-looking statements that are based on management's current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition and stock price could be materially negatively affected. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date of this press release. Such forward looking statements include, but are not limited to, statements regarding the Company's anticipated results of operations for 2020, as well as statements regarding our excitement and the expected growth of our business segments. Factors that could cause such actual results to differ materially from those contemplated or implied by such forward-looking statements include, without limitation, the risks associated with the unpredictable and ongoing impact of the COVID-19 pandemic and other risks described from time to time in B. Riley Financial, Inc.'s periodic filings with the SEC, including, without limitation, the risks described in B. Riley Financial, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" (as applicable). These factors should be considered carefully, and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and B. Riley Financial, Inc. undertakes no duty to update this information.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including operating revenue, adjusted EBITDA, operating adjusted EBITDA, and investment adjusted EBITDA may be considered non-GAAP financial measures. B. Riley Financial believes this information is useful to investors because it provides a basis for measuring the Company's available capital resources, the operating performance of its business and its revenues and cash flow, (i) excluding in the case of operating revenues, trading income (losses) and fair value adjustments on loans, (ii) excluding in the case of adjusted EBITDA , net interest expense, provisions for or benefit from income taxes, depreciation, amortization, fair value adjustment, restructuring costs, impairment of trade names, stock-based compensation and transaction and other expenses, (iii) excluding in the case of operating adjusted EBITDA, aforementioned adjustments for adjusted EBITDA, trading income (losses) and fair value adjustments on loans, and other investment related expenses, and (iv) in the case of investment adjusted EBITDA this includes trading income (losses) and fair value adjustments on loans, net of other investment related expenses, and (v) in the case of total cash and investments, net of debt, this includes total cash, net securities and investments, and other minus total debt, that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles ("GAAP"). In addition, the Company's management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company's operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies.

Contacts
Investors	Media
Investor Relations	Jo Anne McCusker
ir@brileyfin.com	jmccusker@brileyfin.com
(310) 966-1444	(646) 885-5425

B. RILEY FINANCIAL, INC.

Reconciliation of Net Income Preliminary Estimate to Adjusted EBITDA Preliminary Estimate

(Unaudited)

(Dollars in thousands)

	Preliminary Estimate		Prior Period
	Three Months Ended December 31, 2020		Three Months Ended December 31, 2019
	Low	High	Actual
Net income attributable to B. Riley Financial, Inc.	$162,000	$167,100	$17,129
Adjustments:
Provision for income taxes	63,900	66,000	7,842
Interest expense	16,700	16,900	15,075
Interest income	—	(100)	(248)
Share based payments	4,300	4,500	5,640
Depreciation and amortization	4,600	4,700	4,831
Transactions related costs and other	1,100	1,300	—

Total EBITDA adjustments	90,600	93,300	33,140

Adjusted EBITDA	$252,600	$260,400	$50,269

Operating EBITDA Adjustments:
Trading (income) losses and fair value adjustments on loans	(139,000)	(142,000)	(34,733)
Other investment related expenses	6,400	6,600	858

Total Operating EBITDA Adjustments	(132,600)	(135,400)	(33,875)

Operating Adjusted EBITDA	$120,000	$125,000	$16,394

B. RILEY FINANCIAL, INC.

Diluted Income per Common Share - Preliminary Estimate

(Unaudited)

(Dollars in thousands, except share data)

	Preliminary Estimate		Prior Period
	Three Months Ended December 31, 2020		Three Months Ended December 31, 2019
	Low	High	Actual
Net income attributable to B. Riley Financial, Inc.	$162,000	$167,100	$17,129
Preferred stock dividends	1,480	1,480	264
Net income available to common shareholders	$160,520	$165,620	$16,865

Diluted income per common share	$6.18	$6.38	$0.59
Weighted average diluted common shares outstanding	25,960,000	25,960,000	28,412,871

B. RILEY FINANCIAL, INC.

Reconciliation of Net Income Preliminary Estimate to Adjusted EBITDA Preliminary Estimate

(Unaudited)

(Dollars in thousands)

	Preliminary Estimate		Prior Period
	Twelve Months Ended December 31, 2020		Twelve Months Ended December 31, 2019
	Low	High	Actual
Net income attributable to B. Riley Financial, Inc.	$195,554	$200,654	$81,611
Adjustments:
Provision for income taxes	77,280	79,380	34,644
Interest expense	65,237	65,437	50,205
Interest income	(537)	(637)	(1,577)
Share based payments	18,567	18,767	15,916
Depreciation and amortization	19,365	19,465	19,048
Restructuring costs	1,557	1,557	1,699
Impairment of tradenames	12,500	12,500	—
Transactions related costs and other	9,409	9,609	6,339

Total EBITDA adjustments	203,378	206,078	126,274

Adjusted EBITDA	$398,932	$406,732	$207,885

Operating EBITDA Adjustments:
Trading (income) losses and fair value adjustments on loans	(102,858)	(105,858)	(106,463)
Other investment related expenses	8,812	9,012	12,181

Total Operating EBITDA Adjustments	(94,046)	(96,846)	(94,282)

Operating Adjusted EBITDA	$304,886	$309,886	$113,603

B. RILEY FINANCIAL, INC.

Diluted Income per Common Share - Preliminary Estimate

(Unaudited)

(Dollars in thousands, except share data)

	Preliminary Estimate		Prior Period
	Twelve Months Ended December 31, 2020		Twelve Months Ended December 31, 2019
	Low	High	Actual
Net income attributable to B. Riley Financial, Inc.	$195,554	$200,654	$81,611
Preferred stock dividends	4,710	4,710	264
Net income available to common shareholders	$190,844	$195,944	$81,347

Diluted income per common share	$7.20	$7.39	$2.95
Weighted average diluted common shares outstanding	26,510,000	26,510,000	27,529,157

B. RILEY FINANCIAL, INC.

Reconciliation of Net Income Prior Guidance to Adjusted EBITDA Prior Guidance

(Unaudited)

(Dollars in thousands)

	Prior Guidance (12/17/20)		Prior Guidance (12/17/20)
	Three Months Ended December 31, 2020		Twelve Months Ended December 31, 2020
	Low	High	Low	High
Net income attributable to B. Riley Financial, Inc.	$109,000	$112,200	$142,554	$145,754
Adjustments:
Provision for income taxes	40,800	42,200	54,180	55,580
Interest expense	16,200	16,400	64,737	64,937
Interest income	(100)	(100)	(637)	(637)
Share based payments	4,300	4,500	18,567	18,767
Depreciation and amortization	4,700	4,700	19,465	19,465
Restructuring costs	—	—	1,557	1,557
Impairment of tradenames	—	—	12,500	12,500
Transactions related costs and other	300	300	8,609	8,609

Total EBITDA adjustments	66,200	68,000	178,978	180,778

Adjusted EBITDA	$175,200	$180,200	$321,532	$326,532

Operating EBITDA Adjustments:
Trading (income) losses and fair value adjustments on loans	(80,000)	(80,000)	(43,858)	(43,858)
Other investment related expenses	4,800	4,800	7,212	7,212

Total Operating EBITDA Adjustments	(75,200)	(75,200)	(36,646)	(36,646)

Operating Adjusted EBITDA	$100,000	$105,000	$284,886	$289,886

B. RILEY FINANCIAL, INC.

Diluted Income per Common Share - Prior Guidance

(Unaudited)

(Dollars in thousands, except share data)

	Prior Guidance (12/17/20)		Prior Guidance (12/17/20)
	Three Months Ended December 31, 2020		Twelve Months Ended December 31, 2020
	Low	High	Low	High
Net income attributable to B. Riley Financial, Inc.	$109,000	$112,200	$142,554	$145,754
Preferred stock dividends	1,500	1,500	4,900	4,900
Net income available to common shareholders	$107,500	$110,700	$137,654	$140,854

Diluted income per common share	$4.15	$4.27	$5.19	$5.31
Weighted average diluted common shares outstanding	25,930,000	25,930,000	26,510,000	26,510,000

Source: B. Riley Financial, Inc.

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